Exhibit 99.1

4129 NORTH PORT WASHINGTON AVENUE, MILWAUKEE, WI 53212 / 414 964-5000 / WWW.KOSS.COM

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
January 6, 2010		President & CEO
(414) 964-5000
mjkoss@koss.com

Koss Corporation Appoints Baker Tilly as its Independent Auditor

Milwaukee, Wisconsin:  Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity stereophone leader, upon a recommendation from Koss Corporation’s Audit Committee and approval by the Board of Directors, announced that it has appointed Baker Tilly Virchow Krause, LLP (“Baker Tilly”) as its independent auditor, effective January 5, 2010.  Baker Tilly replaces Grant Thornton LLP, which was dismissed by Koss Corporation on December 31, 2009.

As previously disclosed, Koss Corporation is conducting an internal investigation of unauthorized financial transactions by Sujata Sachdeva, Koss’s former Vice President of Finance and Secretary, during fiscal years 2005 through the present. Koss Corporation has concluded that its previously issued financial statements on Form 10-K for the fiscal years ended June 30, 2005 through 2009 and on Form 10-Q for the three months ended September 30, 2009 should no longer be relied upon. Baker Tilly will audit the restatements of Koss Corporation’s financial statements for any applicable periods.

Baker Tilly is a member of Baker Tilly International, the world’s 8th largest accounting and business advisory network by combined fee income of its independent members. In 2009, Baker Tilly ranked as having the second largest accounting staff in offices of accounting firms located in the Milwaukee area.

Koss Corporation markets a complete line of high-fidelity stereophone, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company’s and its customers’ products, competitive and technological developments, foreign currency fluctuations, and costs of operations.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

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